SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐            Preliminary Proxy Statement

☐            Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒            Definitive Proxy Statement

☐            Definitive additional materials

☐            Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

PepsiCo, Inc.

(Names of Registrant as Specified in Its Charters)

(Names of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, the form or schedule and the date of its filing.

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700 Anderson Hill Road

Purchase, New York 10577-1444

March 24, 2006

Dear Fellow PepsiCo Shareholder:

You are invited to attend our Annual Meeting of Shareholders on Wednesday, May 3, 2006 at 9:00 a.m. local time at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas.

At the meeting, we will ask you to elect the Board of Directors, to ratify the appointment of the independent registered public accountants, and to consider two shareholder proposals. We will also review the progress of the Company during the past year and answer your questions. The attached Proxy Statement describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

Cordially,

Steven S Reinemund

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PepsiCo will hold its Annual Meeting of Shareholders at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas, on Wednesday, May 3, 2006 at 9:00 a.m. local time, to:

■	Elect the Board of Directors.
■	Ratify the appointment of the independent registered public accountants.
■	Act upon 2 shareholder proposals described in the attached Proxy Statement.
■	Transact any other business that may properly come before the Meeting.

Holders of record of the Company’s Common and Convertible Preferred Stock as of the close of business on March 10, 2006 (the “Record Date”) will be entitled to vote at the Meeting.

Please refer to the General Information page in this Proxy Statement for additional information about the Annual Meeting and voting.

March 24, 2006

Larry D. Thompson

Secretary

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who can attend the Annual Meeting?

Only shareholders of record as of the close of business on March 10, 2006, their authorized representatives and guests will be able to attend the Annual Meeting. Admission will be by ticket only, and those attending the Annual Meeting must bring photo identification. Frito-Lay headquarters is accessible to disabled persons. Upon request, we will provide wireless headsets for hearing amplification.

How do I receive an admission ticket?

If you are a registered shareholder (your shares are held in your name) and plan to attend the Annual Meeting, you can obtain an admission ticket by checking the appropriate box on your proxy card or by contacting PepsiCo’s Manager of Shareholder Relations at (914) 253-3055. An admission ticket will then be sent to you.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the Annual Meeting, you can obtain an admission ticket in advance by writing to Investor Relations, PepsiCo, Inc., 700 Anderson Hill Road, Purchase, NY 10577 or by contacting PepsiCo’s Manager of Shareholder Relations at (914) 253-3055. Please be sure to include proof of ownership, such as a bank or brokerage account statement. Shareholders who do not obtain tickets in advance may obtain them upon verification of their ownership at the registration desk on the day of the Annual Meeting.

How do I vote at the Annual Meeting?

If you wish to vote at the Annual Meeting, written ballots will be available from the ushers at the meeting. If your shares are held in the name of a bank, broker or other holder of record and you decide to attend and vote at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. However, if you vote by proxy and also attend the meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

How do I vote if I cannot attend the Annual Meeting?

All shareholders who are entitled to vote on the matters that come before the Annual Meeting have the opportunity to do so whether or not they attend the meeting in person. Voting via the Internet or by calling the toll-free number listed on the proxy card will save the Company expense. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting.

•	Registered Shareholders - If you are a registered shareholder holding shares directly in the Company under your own name and are unable to attend the Annual Meeting, you can vote your shares by proxy in one of the following manners:

Via Internet at https://www.proxyvotenow.com/pep and following the instructions;

By Telephone at 1-866-358-4697 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

By Mail by signing and returning the proxy card.

•	Beneficial Owners - If you are a beneficial owner holding shares through a bank, broker or other holder of record and are unable to attend the Annual Meeting, please refer to the information provided by that entity for instructions on how to vote your shares.

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Can I receive proxy materials electronically?

Shareholders can help us reduce the cost of printing and mailing the Proxy Statement and the Annual Report by opting to receive future materials electronically. To enroll, please visit our website at www.pepsico.com, click on the “Investors — Shareholder Information — Electronic Delivery Enrollment” links and follow the instructions provided.

Can I revoke my proxy?

You may revoke your proxy by casting a ballot at the Annual Meeting. Any proxy not revoked will be voted as specified on your proxy card. If you return your proxy and no vote is specified (and you do not withhold authority for a nominee or you do not indicate that you abstain), your proxy will be voted in accordance with the Board of Directors’ recommendations.

Can employees who participate in PepsiCo’s 401(k) plan vote?

Employees who participate in PepsiCo’s 401(k) plan (a portion of which constitutes an Employee Stock Ownership Plan (the “ESOP”)) can vote the shares held in the 401(k) plan as of the close of business on March 10, 2006. To do so, the employee participant must sign and return a proxy card, or vote via internet or telephone, as instructed in the proxy materials received in connection with the shares in the 401(k) plan. If cards representing shares held in the 401(k) plan are not returned, the 401(k) trustees will not vote those shares for which signed cards are not returned, unless required by law.

What constitutes a quorum at the Annual Meeting?

Under North Carolina law and the Company’s By-laws, the presence in person or by proxy of the holders of record of a majority of the votes entitled to be cast constitutes a quorum. Abstentions and broker non-votes are counted as present to determine whether a quorum exists at the meeting.

How are votes counted?

Election of Directors. Under North Carolina law and the Company By-laws, the nominees for directors who receive a majority of all the votes cast shall be elected to the Board of Directors.

Ratification of Independent Registered Public Accountants. Under North Carolina law and the Company By-laws, ratification of the appointment of the independent registered public accountants will be approved if a majority of all the votes cast are in favor of ratification.

Shareholder Proposals. For each of the shareholder proposals, the affirmative vote of a majority of the votes cast is required for adoption of each resolution.

Note on Abstentions. If you abstain from voting on a particular matter, your vote will not be treated as present and, therefore, will not be treated as cast either for or against that proposal.

Note on “Broker Non-Votes.” The rules of the New York Stock Exchange determine whether a broker may cast votes related to shares held by the broker for the benefit of the actual owner where the broker does not receive specific voting instructions from the actual owner. On routine matters, such as the Election of Directors or Ratification of Independent Registered Public Accountants, brokers may cast a vote on such shares. On nonroutine matters, such as the Shareholder Proposals, brokers may not vote such shares and these “broker non-votes” will not be treated as present.

Are my votes confidential?

PepsiCo’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law or assert or defend legal claims. Proxies may also not be kept confidential in a contested proxy solicitation or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PepsiCo retains an independent organization to tabulate shareholder votes and certify voting results. The tabulating agent maintains the confidentiality of the proxies throughout the process.

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PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577-1444

www.pepsico.com

March 24, 2006

PROXY STATEMENT

The Board of Directors of PepsiCo, Inc. (“PepsiCo” or the “Company”) is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 3, 2006, and at any adjournment of the Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

PepsiCo’s authorized stock includes both Common Stock and Convertible Preferred Stock. As of March 10, 2006, the record date, there were 1,656,106,493 shares of PepsiCo Common Stock outstanding and entitled to one vote each at the Annual Meeting and 349,953 shares of PepsiCo Convertible Preferred Stock outstanding and entitled to 1,736,642 votes at the Annual Meeting, which number is equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the record date, rounded to the nearest one-tenth. Holders of the Common Stock and the Convertible Preferred Stock vote together on all matters as a single class. The outstanding shares of Common Stock were registered in the names of 196,232 shareholders and the outstanding shares of Convertible Preferred Stock were registered in the names of 2,676 shareholders. As far as we know, no person owns beneficially more than 5% of the outstanding Common or Convertible Preferred Stock.

PepsiCo is making its first mailing of this Proxy Statement on or about March 24, 2006.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

The Board of Directors proposes the following fifteen nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. If any of these nominees for director becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board of Directors. Proxies cannot be voted for a greater number of persons than the nominees named.

JOHN F. AKERS, 71, former Chairman of the Board and Chief Executive Officer of International Business Machines Corporation, has been a member of PepsiCo’s Board since 1991. Mr. Akers joined IBM in 1960 and was Chairman and Chief Executive Officer from 1986 until 1993. He is also a director of Lehman Brothers Holdings Inc., The New York Times Company and W.R. Grace & Co.

ROBERT E. ALLEN, 71, former Chairman of the Board and Chief Executive Officer of AT&T Corp., has been a member of PepsiCo’s Board since 1990. He began his career at AT&T in 1957 when he joined Indiana Bell. He was elected President and Chief Operating Officer of AT&T Corp. in 1986, and was Chairman and Chief Executive Officer from 1988 until 1997. He is also a director of Bristol-Myers Squibb Company, and a Trustee of The Mayo Clinic and Wabash College.

DINA DUBLON, 52, was elected a director of PepsiCo in 2005. Ms. Dublon is the former Executive Vice President and Chief Financial Officer, JP Morgan Chase & Co. serving from 1998 until her retirement in September 2004. She is also a director of Microsoft Corp. and Accenture. She is a trustee of Carnegie Mellon University, the Global Fund for Women, the Women’s Commission for Refugee Women & Children and GreenStone Media.

VICTOR J. DZAU, MD, 60, was elected a director of PepsiCo in 2005. Dr. Dzau is chancellor for health affairs at Duke University and President and CEO of the Duke University Health System since July 2004. Prior to that he served as Hershey Professor of Medicine at Harvard Medical School and Chairman of the Department of Medicine at Brigham and Women’s Hospital in Boston Massachusetts from 1996 to 2004. He is a member of the Institute of Medicine of the National Academy of Sciences and the European Academy of Science and Arts. He was the previous Chairman of the National Institutes of Health (NIH) Cardiovascular Disease Advisory Committee, he served on the Advisory Committee of the Director of NIH. Dr. Dzau has been named 2004 Distinguished Scientist of the American Heart Association and was the recipient of the 2004 Max Delbruck Medal from the Max Delbruck Medical Center for Molecular Medicine, Berlin, Germany and the 2005 Ellis Island Medal of honor.

RAY L. HUNT, 62, Chief Executive Officer of Hunt Oil Company and Chairman, Chief Executive Officer and President, Hunt Consolidated, Inc., was elected to PepsiCo’s Board in 1996. Mr. Hunt began his association with Hunt Oil Company in 1958 and has held his current position since 1976. He is also a director of Halliburton Company, Electronic Data Systems Corporation, King Ranch, Inc., Verde Group, LLC and Chairman of the Board of Directors of the Federal Reserve Bank of Dallas.

ALBERTO IBARGÜEN, 62, was elected as a director of PepsiCo in 2005. Mr. Ibargüen is President and Chief Executive Officer of the John S. and James L. Knight Foundation. Mr. Ibargüen previously served as Chairman of Miami Herald Publishing Co., a Knight Ridder subsidiary, and as publisher of The Miami Herald and El Nuevo Herald. He is a member of the board of Newseum, a member of the Trustees’ Council of the National Gallery of Art, and is on the Advisory Council of the Public Company Accounting Oversight Board.

ARTHUR C. MARTINEZ, 66, former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., was elected to PepsiCo’s Board in 1999. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995 and served as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from 1995 until 2000. He served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. He is also a director of Liz Claiborne, Inc., International Flavors & Fragrances Inc. and IAC/Interactive Corp. Mr. Martinez is Deputy Chairman of the Supervisory Board of ABN AMRO Holding, N.V.

INDRA K. NOOYI, 50, was elected to PepsiCo’s Board and became President and Chief Financial Officer in May 2001, after serving as Senior Vice President and Chief Financial Officer since February 2000. Ms. Nooyi also served as Senior Vice President, Strategic Planning and Senior Vice President, Corporate Strategy and Development from 1994 until 2000. Prior to joining PepsiCo, Ms. Nooyi spent four years as Senior Vice President of Strategy, Planning and Strategic Marketing for Asea Brown Boveri, Inc. She was also Vice President and Director of Corporate Strategy and Planning at Motorola, Inc. Ms. Nooyi is also a director of Motorola, Inc.

STEVEN S REINEMUND, 57, has been PepsiCo’s Chairman and Chief Executive Officer since May 2001. He was elected a director of PepsiCo in 1996 and before assuming his current position, served as President and Chief Operating Officer from September 1999 until May 2001. Mr. Reinemund began his career with PepsiCo in 1984 as a senior operating officer of Pizza Hut, Inc. He became President and Chief Executive Officer of Pizza Hut in 1986, and President and Chief Executive Officer of Pizza Hut Worldwide in 1991. In 1992, Mr. Reinemund became President and Chief Executive Officer of Frito-Lay, Inc., and Chairman and Chief Executive Officer of the Frito-Lay Company in 1996. Mr. Reinemund is also a director of Johnson & Johnson.

SHARON PERCY ROCKEFELLER, 61, was elected a director of PepsiCo in 1986. She is President and Chief Executive Officer of WETA public stations in Washington, D.C., a position she has held since 1989, and was a member of the Board of Directors of WETA from 1985 to 1989. She was a member of the Board of Directors of the Corporation for Public Broadcasting until 1992 and the Board of Directors of Public Broadcasting Service, Washington, D.C., until 2003.

JAMES J. SCHIRO, 60, was elected to PepsiCo’s Board in January 2003. Mr. Schiro became Chief Executive Officer of Zurich Financial Services in May 2002, after serving as Chief Operating Officer – Group Finance since March 2002. He joined Price Waterhouse in 1967, where he held various management positions. In 1994 he was elected Chairman and senior partner of Price Waterhouse, and in 1998 became Chief Executive Officer of PricewaterhouseCoopers, after the merger of Price Waterhouse and Coopers & Lybrand. Mr. Schiro is also a director of Royal Philips Electronics.

FRANKLIN A. THOMAS, 71, was elected to PepsiCo’s Board in 1994. From 1967 to 1977, he was President and Chief Executive Officer of the Bedford-Stuyvesant Restoration Corporation. From 1977 to 1979 Mr. Thomas had a private law practice in New York City. Mr. Thomas was President of the Ford Foundation from 1979 to April 1996 and is currently a consultant to the TFF Study Group, a non-profit organization assisting development in southern Africa. He is also a director of ALCOA Inc., Citigroup Inc., and Lucent Technologies Inc.

CYNTHIA M. TRUDELL, 52, was elected to PepsiCo’s Board in January 2000. From 2001 to 2006, Ms. Trudell was President of Sea Ray Group. From 1999 until 2001, Ms. Trudell served as General Motors’ Vice President, and Chairman and President of Saturn Corporation, a wholly owned subsidiary of GM. Ms. Trudell began her career with the Ford Motor Co. as a chemical process engineer. In 1981, she joined GM and held various engineering and manufacturing supervisory positions. In 1995, she became plant manager at GM’s Wilmington Assembly Center in Delaware. In 1996, she became President of IBC Vehicles in Luton, England, a joint venture between General Motors and Isuzu. Ms. Trudell is also a director of Canadian Imperial Bank of Commerce (CIBC).

DANIEL VASELLA, 52, was elected to PepsiCo’s Board in February 2002. Dr. Vasella became Chairman of the Board and Chief Executive Officer of Novartis AG in 1999, after serving as President since 1996. From 1992 to 1996, Dr. Vasella held the positions of Chief Executive Officer, Chief Operating Officer, Senior Vice President and Head of Worldwide Development and Head of Corporate Marketing at Sandoz Pharma Ltd. He also served at Sandoz Pharmaceuticals Corporation from 1988 to 1992.

MICHAEL D. WHITE, 54, was elected to PepsiCo’s Board and named Vice Chairman of PepsiCo in March 2006. He continues to serve as Chairman and Chief Executive Officer of PepsiCo International, a position he has held since February 2003. From 2000 to 2003, he served as President and Chief Executive Officer of Frito-Lay’s Europe/Africa/Middle East division. From 1998 to 2000, Mr. White was Senior Vice President and Chief Financial Officer of PepsiCo. Mr. White has also served as Executive Vice President and Chief Financial Officer of PepsiCo Foods International and Chief Financial Officer of Frito-Lay North America. He joined Frito-Lay in 1990 as Vice President of Planning. Mr. White is also a director of Whirlpool Corporation.

OWNERSHIP OF PEPSICO COMMON STOCK

BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 10, 2006, the shares of PepsiCo Common Stock beneficially owned by each director (including each nominee), by each of our five most highly compensated executive officers, and by all directors and all executive officers as a group:

Name of Individual or Group	Number of Shares of PepsiCo Common Stock Beneficially Owned(1)
John F. Akers	88,083
Robert E. Allen	50,494
John C. Compton	704,218
Dina Dublon	1,000
Victor J. Dzau	1,000
Ray L. Hunt (2)	531,897
Alberto Ibargüen	1,000
Arthur C. Martinez	25,645
Indra K. Nooyi	906,725
Steven S Reinemund (2)	3,692,313
Sharon Percy Rockefeller	64,734
Irene B. Rosenfeld	13,631
James J. Schiro	12,462
Franklin A. Thomas	40,244
Cynthia M. Trudell	26,866
Daniel Vasella	15,584
Michael D. White	1,144,951
All directors and executive officers as a group (23 persons)	9,474,437

(1)	The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days after March 10, 2006 through the exercise of vested stock options: John F. Akers, 63,072 shares; Robert E. Allen, 43,358 shares; John C. Compton, 686,320 shares; Ray L. Hunt, 62,272 shares; Arthur C. Martinez, 23,645 shares; Indra K. Nooyi, 892,512 shares; Steven S Reinemund, 3,581,261 shares; Sharon Percy Rockefeller, 34,869 shares; James J. Schiro, 10,377 shares; Franklin A. Thomas, 39,244 shares; Cynthia M. Trudell, 26,866 shares; Daniel Vasella, 10,417 shares; Michael D. White, 1,105,240 shares; and all directors and executive officers as a group, 8,649,916 shares.

(2)	The shares shown for Mr. Hunt include (i) 26,700 shares held in a corporation over which Mr. Hunt has sole voting and investment power, (ii) 262,286 shares held in trusts over which Mr. Hunt has shared voting power and sole investment power, and (iii) 152,500 shares held in a trust over which Mr. Hunt has sole voting power and no investment power. The shares shown for Mr. Reinemund include 103,631 shares over which Mr. Reinemund shares voting and investment power with his spouse.

The following table shows, as of March 10, 2006 the number of PepsiCo Common Stock equivalents held in the PepsiCo deferred income program by each director (including each nominee), by each of our five most highly compensated executive officers, and by all directors and all executive officers as a group:

Name of Individual or Group	Number of PepsiCo Common Stock Equivalents Held in PepsiCo’s Deferred Income Program
John F. Akers	6,914
Robert E. Allen	15,369
John C. Compton	22,712
Dina Dublon	460
Victor J. Dzau	2,237
Ray L. Hunt	11,197
Alberto Ibargüen	1,777
Arthur C. Martinez	15,961
Indra K. Nooyi	50,510
Steven S Reinemund	238,417
Sharon Percy Rockefeller	0
Irene B. Rosenfeld	0
James J. Schiro	3,879
Franklin A. Thomas	12,142
Cynthia M. Trudell	9,673
Daniel Vasella	0
Michael D. White	0
All directors and executive officers as a group (23 persons)	391,248

Directors and executive officers as a group own less than 1% of outstanding PepsiCo Common Stock. No directors or executive officers own any PepsiCo Convertible Preferred Stock.

CORPORATE GOVERNANCE AT PEPSICO

Board of Directors

Our business and affairs are overseen by our Board of Directors pursuant to the North Carolina Business Corporation Act and our By-Laws. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chairman and Chief Executive Officer, and with key members of management, by reviewing materials provided to them and by participating in Board and Committee meetings. Members of the Board of Directors are elected annually.

Regular attendance at Board meetings is required of each director. PepsiCo’s Board held six meetings during 2005. Average attendance by incumbent directors at Board and standing Committee meetings was 97%. No incumbent director attended fewer than 75% of the total number of Board and standing Committee meetings. The non-employee directors met in executive session at all six Board meetings in 2005. All directors attended the 2005 Annual Meeting, except for the three directors who joined the Board following the Annual Meeting and one additional director.

In 2002, the Board of Directors adopted Corporate Governance Guidelines. These Guidelines were amended in 2005 in accordance with the revised New York Stock Exchange Listing Standards and rules adopted by the Securities and Exchange Commission. The Guidelines were also amended in 2006 and the revised Guidelines are attached to this Proxy Statement as Exhibit A and are also available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and are available in print to any shareholder who requests a copy. The Company’s Worldwide Code of Conduct is also available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and is available in print to any shareholder who requests a copy. Annually, all of PepsiCo’s executive officers, other senior employees and directors sign certifications with respect to their compliance with the Company’s Worldwide Code of Conduct.

Director Independence

The Board of Directors has determined that the following non-employee directors standing for election have met the independence standards within the meaning of the rules of the New York Stock Exchange, based on the application of the Company’s categorical independence standards that were recommended by the Nominating and Corporate Governance Committee and adopted by the Board of Directors, as detailed in the Corporate Governance Guidelines attached as Exhibit A to this Proxy Statement:

John F. Akers	Ray L. Hunt	James J. Schiro

Robert E. Allen	Alberto Ibargüen	Franklin A. Thomas

Dina Dublon	Arthur C. Martinez	Cynthia M. Trudell

Victor J. Dzau	Sharon Percy Rockefeller	Daniel Vasella

None of the non-employee directors receive any fees from the Company other than those received in his or her capacity as a director.

Presiding Director

In September 2002, the Board of Directors appointed Robert E. Allen as the Presiding Director of the Board. In his capacity as the Presiding Director, Mr. Allen presides at the regularly-scheduled executive sessions of the Board, at which only non-employee directors are present. He also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to the Board and Committee meetings, and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. Shareholders may communicate with Mr. Allen by sending a letter addressed to PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York, 10577, Attention: Presiding Director, or by utilizing one of the means through which the Board may be contacted, as provided at www.pepsico.com under “Contact.”

Communications to the Board of Directors

The Board of Directors has established a process for contacting the Board, a committee of the Board or an individual member of the Board. The means through which the Board may be contacted are provided at www.pepsico.com under Corporate Governance in the “Investors” section. The PepsiCo Corporate Law Department reviews all communications sent to the Board of Directors relating to the duties and responsibilities of the Board and its committees. The Corporate Law Department maintains a log of all such communications and regularly provides a summary of communications to the Board that relate to the functions of the Board or a Board committee or that otherwise require Board attention. Directors may at any time review the log of Board communications received by the Company and request copies or summaries of such communications. In addition, the Corporate Law Department may forward certain communications only to the Presiding Director, the Chair of the relevant committee or the individual Board member to whom a communication is directed. Concerns relating to PepsiCo’s accounting, internal accounting controls or auditing matters will be referred directly to members of the Audit Committee.

Exercise and Hold Policy and Stock Ownership Guidelines

To ensure that our senior executives exhibit a strong commitment to PepsiCo share ownership, the Board of Directors adopted an Exercise and Hold Policy and Stock Ownership Guidelines that apply to all directors and certain senior executives of the Company. Under the Exercise and Hold Policy, the aggregate amount of cash that may be received by an individual upon the exercise of stock options during each calendar year is limited to 20% of the pre-tax gains on all vested outstanding options as of February 1 of that year. Amounts in excess of the 20% limit must be held in PepsiCo shares for at least one year after exercise. Under the Company’s Stock Ownership Guidelines, certain senior executives and directors are required to own PepsiCo stock worth between two times and eight times base compensation, depending on their position.

Political Contributions Policy

In 2005, the Board of Directors adopted a Political Contributions Policy for the Company, which can be found on the website at www.pepsico.com in the “Investors” section under “Corporate Governance – Policies.” The Political Contributions Policy, together with other policies and procedures, including the Company’s Code of Conduct, guide the Company’s approach to political contributions. In connection with the development of this policy and in keeping with the Company’s goals of transparency, the Company’s annual political contributions will now be posted on our website, starting in April 2006.

Committees of the Board of Directors

The Board of Directors has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. The table below indicates the members of each Board committee standing for re-election:

Name	Nominating and Corporate Governance	Compensation	Audit
John F. Akers	X	Chair
Robert E. Allen(1)	X	X
Dina Dublon			X
Victor J. Dzau	X	X
Ray L. Hunt	Chair(2)	X
Alberto Ibargüen			X
Arthur C. Martinez	X(3)	X
Indra K. Nooyi
Steven S Reinemund
Sharon P. Rockefeller	X	X
James J. Schiro			Chair(4)
Franklin A. Thomas			X
Cynthia M. Trudell			X
Daniel Vasella	X	X
Michael D. White

[1]	Mr. Allen is the Presiding Director of our Board.
[2]	Effective May 3, 2006, Mr. Hunt will be Chairman of the Nominating and Corporate Governance Committee. Mr. Allen was the Committee’s previous Chairman.
[3]	Effective May 3, 2006, Arthur C. Martinez will no longer be a member of the Audit Committee and will become a member of the Nominating and Corporate Governance and Compensation Committees.
[4]	Effective May 3, 2006, Mr. Schiro will be Chairman of the Audit Committee. Mr. Martinez was the Committee’s previous Chairman.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which was established in 1997 and renamed in 2002, held five meetings in 2005. The Nominating and Corporate Governance Committee: (a) identifies and recommends to the Board for election and/or appointment qualified candidates for membership on the Board and the committees of the Board; (b) develops and recommends to the Board corporate governance principles and the Worldwide Code of Conduct applicable to the Company and monitors compliance with all such principles and policies; (c) develops and recommends to the Board criteria to assess the independence of members of the Board; (d) makes recommendations to the Board concerning the composition, size, structure and activities of the Board and its committees; (e) assesses and reports to the Board on the performance and effectiveness of the Board and its committees; and (f) reviews and reports to the Board with respect to director compensation and benefits. The Nominating and Corporate Governance Committee Charter is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and is also available in print to any shareholder who requests a copy. The Nominating and Corporate Governance Committee is comprised entirely of directors who meet the independence requirements of the New York Stock Exchange and applicable securities laws.

Director Nomination Process

The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations for director nominees made by shareholders, if the individuals recommended meet certain minimum Board membership criteria. As set forth in the Company’s Corporate Governance Guidelines (attached as Exhibit A), when seeking candidates for the Board of Directors, the Nominating and Corporate Governance Committee will generally look for individuals who have displayed high ethical standards and sound business judgment. The Committee’s assessment of Board candidates also includes consideration of: (i) relevant knowledge and diversity of background and experience in areas including business, finance and accounting, technology, marketing, international business and government; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) roles and contributions valuable to the business community and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. Shareholder recommendations should be sent to the Secretary of PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577 and must include detailed background regarding the suggested candidate that demonstrates how the individual meets the minimum Board membership criteria described above.

Nominations received by the Secretary of the Company from shareholders are reviewed by the Chairman of the Nominating and Corporate Governance Committee to determine whether the candidate possesses the minimum qualifications described above, and if so, whether the candidate’s expertise and particular set of skills and background fit the current needs of the Board. If the candidate meets the requirements for a current vacancy on the Board, the submission materials are reviewed with the Nominating and Corporate Governance Committee and are responded to by the Chairman of the Committee or his designee.

The process of reviewing and evaluating candidates submitted by shareholders is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. The process for evaluation of candidates submitted by non-shareholders of the Company is handled similarly.

From time to time, the Nominating and Corporate Governance Committee engages consulting firms to perform searches for director candidates who meet the current needs of the Board. If a consulting firm is retained to assist in the search process for a director, a fee is paid to such firm.

The Audit Committee

The Audit Committee, which was established in 1967, held nine meetings in 2005. The Audit Committee’s primary responsibilities are to assist the Board’s oversight of: (a) the quality and integrity of the Company’s financial statements and its related internal controls over financial reporting; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent auditor’s qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent auditors. The report of the Audit Committee is set forth on page 11 of this Proxy Statement. The Audit Committee Charter is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and is also available in print to any shareholder who requests a copy.

Financial Expertise and Financial Literacy

The Board of Directors has determined that Dina Dublon and James J. Schiro, members of our Audit Committee, satisfy the criteria adopted by the Securities and Exchange Commission to serve as “audit committee financial experts” and are independent directors, pursuant to the standards set forth in the Company’s Corporate Governance Guidelines and the requirements under the Securities Exchange Act of 1934 and the New York Stock Exchange Listing Standards. In addition, the Board of Directors has determined that Dina Dublon, Alberto Ibargüen, James J. Schiro, Franklin A. Thomas and Cynthia M. Trudell, all members of our Audit Committee, and Arthur C. Martinez, are independent directors and are financially literate within the meaning of the New York Stock Exchange Listing Standards.

Directors on Multiple Audit Committees

None of the Company’s directors serve on the audit committee of more than three public companies.

The Compensation Committee

The Compensation Committee, which has been active since 1955, held three meetings during 2005. The Compensation Committee: (a) oversees the policies of the Company relating to compensation of the Company’s executives and makes recommendations to the Board with respect to such policies; (b) produces a report on executive compensation for inclusion in the Company’s Proxy Statement; and (c) monitors the development and implementation of succession plans for the Chief Executive Officer and other key executives, and makes recommendations to the Board with respect to such plans. The Compensation Committee report on executive compensation is set forth on page 14 of this Proxy Statement. The Compensation Committee Charter is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and is also available in print to any shareholder who requests a copy.

Compensation Committee Interlocks and Insider Participation

None of PepsiCo’s independent directors is an executive officer of a public company of which a PepsiCo executive officer is a director.

AUDIT COMMITTEE REPORT

PepsiCo’s Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the Company’s independent auditors and the Company’s financial management and financial reporting procedures. The Audit Committee is comprised entirely of directors who meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws. The Audit Committee operates under a written charter adopted by the Board of Directors, which is reviewed annually and is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section.

The Company’s management has responsibility for preparing the Company’s financial statements and the Company’s independent auditors (independent registered public accountant) KPMG LLP (“KPMG”), is responsible for auditing those financial statements. In this context, the Audit Committee has met with management and KPMG to review and discuss the Company’s audited financial statements. The Audit Committee discussed with Company management the critical accounting policies applied by the Company in the preparation of its financial statements. These policies arise in conjunction with: revenue recognition; brand and goodwill valuations; income tax expense and accruals; stock-based compensation expense; and pension and retiree medical plans. The Company’s management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees) and the Sarbanes-Oxley Act of 2002, and had the opportunity to ask KPMG questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Company management the process for certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for 2005. The Audit Committee also received regular updates from the Company’s General Auditor on internal control and business risks and the

Company’s senior officer for compliance and business practices on compliance issues. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also meets with the Company’s General Counsel, with and without management present, to discuss the Company’s compliance with laws and regulations.

The Audit Committee reviewed and discussed with KPMG, KPMG’s independence and, as part of that review, received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and by all relevant professional and regulatory standards relating to KPMG’s independence from the Company. The Audit Committee also reviewed and pre-approved all fees paid to the independent auditors. These fees are described in the next section of this Proxy Statement. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company was compatible with the auditor’s independence. The Committee has adopted a formal policy on Audit, Audit-Related and Non-Audit Services, which is published on the Company’s website and which is briefly described in the next section of this Proxy Statement. The Audit Committee concluded that the independent auditor is independent from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee has also retained KPMG as the Company’s independent auditors for the fiscal year 2006, and the Audit Committee and the Board have recommended that shareholders ratify the appointment of KPMG as the Company’s independent auditors for the fiscal year 2006.

Dina Dublon and Alberto Ibargüen commenced service on the Audit Committee on September 16, 2005 and November 18, 2005, respectively. Effective May 3, 2006, Arthur C. Martinez will no longer be a member of the Audit Committee and will become a member of the Company’s Compensation and Nominating and Corporate Governance Committees. James J. Schiro will become the new Chairman of the Audit Committee.

THE AUDIT COMMITTEE

DINA DUBLON	JAMES J. SCHIRO
ALBERTO IBARGÜEN	FRANKLIN A. THOMAS
ARTHUR C. MARTINEZ, CHAIRMAN	CYNTHIA M. TRUDELL

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by KPMG LLP, the Company’s independent auditor, for the audit of the Company’s annual financial statements for 2004 and 2005, and fees billed for other services rendered by KPMG LLP.

	2004	2005
Audit fees	$18,589,000	$16,550,000

Audit-related fees (1)	$3,714,000	$1,727,000

Tax fees (2)	$1,165,000	$887,000

All other fees	$0	$0

(1)	Audit-related fees for 2004 and 2005 consisted primarily of the audits of certain employee benefit plans, due diligence reviews of certain businesses acquired, and internal control reviews. The decrease in 2005 fees was primarily related to services provided in 2004 in connection with Section 404 of the Sarbanes-Oxley Act of 2002, which did not recur in 2005.

(2)	Tax fees for 2004 and 2005 consisted primarily of international tax compliance services.

We understand the need for the independent auditors to maintain their objectivity and independence, both in appearance and in fact, in their audit of the Company’s financial statements. Accordingly, the Audit Committee has adopted the PepsiCo Policy for Audit, Audit-Related and Non-Audit Services. The Policy provides that the Audit Committee will engage the auditor for the audit of the Company’s consolidated financial statements and other audit-related work. The auditor may also be engaged for tax and other non-audit related work if those services: enhance and support the attest function of the audit; are an extension to the audit or audit-related services; or are services with respect to which, under the circumstances, KPMG offers unique qualification and there is clearly no question regarding their independence in providing such service. The policy further provides that on an annual basis the auditor’s Global Lead Audit Partner will review with the Audit Committee the services the auditor expects to provide in the coming year and the related fee estimates. In addition, PepsiCo will provide the Audit Committee with a quarterly status report regarding the Committee’s pre-approval of audit related, tax or other non-audit services that the auditor has been pre-approved to perform, has been asked to provide or may be expected to provide in the following quarter. PepsiCo’s Policy for Audit, Audit-Related and Non-Audit Services is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section.

DIRECTORS’ COMPENSATION

The Nominating and Corporate Governance Committee reviewed the compensation program for directors in consultation with independent advisors who report directly to the Committee. In order to maintain the market competitiveness of the program, the Nominating and Corporate Governance Committee recommended, and the Board approved, certain changes to the programs described below, for the 2006 period (covering October 2005 through September 2006). The previous program had been unchanged since 2003.

Directors who are employees of the Company receive no additional pay for serving as directors. All other directors receive an annual retainer of $100,000 and an annual equity award. Committee chairs receive an additional $20,000 retainer for the supplemental duties associated with serving as a committee chair. Directors do not receive any meeting fees. All newly appointed directors receive a one-time grant of 1,000 shares of PepsiCo Common Stock when they join the Board. The annual retainer ($100,000), the Board and committee per meeting fee ($0) and the equity grant to newly appointed directors (1,000 shares) remain unchanged from the 2005 period (covering October 2004 through September 2005). The committee chair retainer was increased from $10,000 in the 2005 period to $20,000 in the 2006 period in response to changes in the marketplace.

Directors are reimbursed for expenses incurred to attend Board and committee meetings. Directors do not have a retirement plan, nor do they receive any benefits such as life or medical insurance. Directors do receive business travel and accident coverage and are eligible for PepsiCo Foundation matching of charitable contributions.

Directors may elect to receive their retainer in cash or defer their retainer into PepsiCo Common Stock equivalents, which are payable in cash at the end of the deferral period.

The value of the annual equity award to directors for the 2006 period is $100,000. This amount is equally split between stock options and restricted stock units to deliver a balanced program and to maintain consistency with the equity mix granted to senior executives. The number of restricted stock units awarded is determined by dividing $50,000 by the fair market value of PepsiCo Stock on the date of grant (October 1 in 2005). The number of stock options is determined by multiplying the number of restricted stock units granted by four. In the 2005 period, the annual equity award value was $75,000, which was comprised of restricted stock units, stock options, or a combination of both, as elected by each director and calculated in the same manner as the October 1, 2005 grant. Restricted stock units and stock options normally vest after three years and vest earlier in the case of the director’s death, disability or retirement. Stock options granted have an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) is composed entirely of independent members of the Board. The Committee oversees PepsiCo’s compensation and stock-based programs and establishes the principles and strategies that guide the design of compensation plans and benefit programs for all employees within PepsiCo. The Committee makes recommendations to the Board regarding the compensation of PepsiCo’s executive officers. The Board approves all compensation actions regarding the Chief Executive Officer (“CEO”) and all other executive officers.

The Committee continuously evaluates PepsiCo’s plans and programs against current and emerging competitive practices, legal and regulatory developments, and corporate governance trends. Utilizing input from independent outside advisors that report directly to the Committee, the Committee evaluates PepsiCo’s financial performance relative to peer companies and reviews data showing all components of compensation and benefits provided to the executive officers. In 2005, the review provided assurance that PepsiCo’s executive compensation was appropriately aligned with PepsiCo’s financial performance, and that the programs should continue to support the attraction and retention of talent necessary to maintain the long history of strong sales growth, profitability and shareholder returns.

Compensation Philosophy

Our philosophy is that PepsiCo will achieve its best results if its employees act and are rewarded as business owners. Ownership is not only about owning stock, but is also about being accountable for business results, in good times and bad. Owners act with the conviction that their business is personal and that they can make a difference. Owners take initiative and they take responsibility for the assets of the business, including its employees. As executives progress to higher levels at PepsiCo, their responsibilities, risks and rewards will progress as well.

The Committee recognizes that PepsiCo’s compensation programs are required to help recruit, retain and motivate a large group of talented and diverse domestic and international employees. The Committee assures that the programs are incentive based, competitive in the marketplace and that there is a significant weighting of Company performance when determining total compensation.

Towards these ends, the Committee works with outside independent advisors to determine PepsiCo’s financial performance relative to peer companies and strongly considers this when granting compensation to the CEO, other executive officers and all PepsiCo employees. As a result, when PepsiCo’s financial performance is above the median (i.e. third quartile performance) of peer companies, total compensation is delivered above the median (i.e. third quartile compensation). Likewise if PepsiCo’s financial performance were to be below the median of peer companies, total compensation would be delivered below the median.

Annually, the Committee:

•	Approves performance targets based on the achievement of specific performance goals, which are either Company or business unit focused depending on the executive officer’s position and scope of responsibility.

•	Ensures that a significant portion of the total compensation package for the CEO, executive officers and other executives are performance-based and that compensation opportunities are designed to create incentives for above-target performance and consequences for below target performance.

•	Reviews overall corporate performance and compensation levels against a survey of leading consumer product companies and against surveys of a broader range of major companies,

including the Fortune 100. As a part of this work, independent advisors validate that total compensation paid is appropriate based on an analysis that compares PepsiCo’s performance to the performance of the peer group using publicly available financial performance measures including long-term shareholder returns over one and three year time periods.

•	Approves annual and long-term incentive awards for the year based on performance achieved in the prior year relative to the pre-approved targets. In determining the final awards, the Committee considers objective data concerning PepsiCo’s financial performance, including sales volume, revenue, operating profit, cash flow, capital returns and earnings per share. The Committee also considers other strategic achievements, such as improved operating efficiencies, customer and employee satisfaction and talent development.

Stock Ownership and Hold Policy

To reinforce the Company’s ownership philosophy, senior executives are required to own multiples of their salary in PepsiCo stock under the Board approved stock ownership guidelines.

The ownership guidelines operate along with a policy that limits annual option exercises for cash to 20% of vested gains. Any proceeds in excess of this 20% limit must be held in PepsiCo shares for at least one year after the date of exercise.

Specific Compensation Programs

For 2005, the primary components of PepsiCo’s compensation program for executive officers were base salary, annual incentives, and long-term incentive awards. Executive officers also participated in PepsiCo’s qualified and nonqualified employee benefit plans. These plans are designed to provide retirement income and are the same as those generally available to other employees. Executive officers, including the CEO, do not have employment contracts.

It is the Committee’s intention that substantially all executive compensation be fully deductible for federal income tax purposes. Thus, the Committee ensured that the compensation decisions relating to executive officers were made with full consideration of the implications of Internal Revenue Code Section 162(m). Executive officers can defer base salary and annual incentives, subject to applicable law.

Base Salary.    The relative levels of base salary for the CEO and the other executive officers are based on the underlying accountabilities of each executive’s position and reflect each executive officer’s scope of responsibility. The salaries are reviewed on a regular basis and are benchmarked against similar positions among the peer group companies. Individual salaries are capped at $1 million.

Annual Incentive Compensation.    PepsiCo provides performance-related annual incentive compensation to its executive officers under the shareholder-approved 2004 Executive Incentive Compensation Plan (“2004 EIC Plan”). Awards under the 2004 EIC Plan are intended to constitute “performance-based compensation” under Internal Revenue Code Section 162(m). Provided pre-approved targets are achieved, the Committee may exercise negative discretion to determine the exact amount of the incentive to be paid to each executive officer. In exercising this discretion, the Committee considers a broad range of Company and individual performance indicators including PepsiCo’s financial results, strategic position and how well the executive manages and develops people. For 2005, the amount of the award an executive was eligible to receive was dependent upon PepsiCo achieving pre-approved earnings targets which were set to achieve third quartile performance relative to peer companies. A payment would not be made if the minimum earnings target was not met.

Long-Term Incentive Compensation.    Consistent with PepsiCo’s compensation philosophy, the Committee believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers with those of PepsiCo’s shareholders. PepsiCo has a long history of linking pay to its long-term stock performance for all employees, not just executives. This is best demonstrated by the fact that, since 1989, PepsiCo has provided an annual grant of stock options to virtually all full-time U.S. employees under its broad-based stock option program, SharePower.

Executives’ long-term incentives are comprised of stock options, restricted stock units and a cash incentive which vests over three years. Target grant guidelines for executive officers are developed based on competitive benchmarking. The actual size of grants awarded to executive officers is based primarily on PepsiCo’s financial performance relative to peer companies, as well as each officer’s individual performance, retention considerations and other special circumstances. The Committee requires that awards made under the long-term incentive plans include vesting terms that encourage an executive officer to remain with PepsiCo over a period of years. All stock option grants have an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant. There has been no repricing of awards and, under the approved 2003 Long-Term Incentive Plan, any repricing of awards would require shareholder approval.

Historically, following competitive market practice, PepsiCo had utilized stock options as the primary form of long-term incentive compensation. At the end of 2003, the Company voluntarily adopted stock option expensing. Beginning in 2004, consistent with changing market practices that were validated by independent external advisors, the Company reduced the amount of long-term incentives provided to all executives. Concurrent with this change, all executives, except the CEO, were provided with increased performance-based cash incentives. The amount of cash incentives is determined based on achievement of annual performance goals, with payout provided equally over a three year period. Most executives were provided with a choice between stock options and restricted stock units that vest after three years of service. However, PepsiCo’s most senior executives, including the CEO, were not provided with this choice. The value of their long-term incentive compensation was fixed equally between stock options and performance-based restricted stock units. In addition, these senior executives do not receive regular awards of service based restricted stock units; they receive performance-based restricted stock units. For these executives to realize the awarded value from the performance-based restricted stock units, the Company must achieve performance targets each year over the following 3-year period. The performance targets during this 3-year period are approved each year by the Board of Directors and are generally set to achieve third quartile financial performance relative to peer companies. Notwithstanding the attainment of the targets, the Board has the discretion to reduce, but not increase, some or all of an award that would otherwise be paid. Executives are not eligible to receive additional shares of restricted stock units above the awarded amount, even when performance targets are exceeded.

Benefits.    Executives generally receive the same healthcare and retirement benefits as other employees. Medical benefits are the same for all participants in the Company’s health care program; however, executives are required to pay twice as much for their coverage. Because of IRS compensation and benefit limits applicable to the Company’s qualified pension plans, a significant portion of executive pensions is typically provided by a non-qualified, unfunded pension plan that provides benefits based on the base salary and annual incentive compensation. Awards of stock options, restricted stock units and the cash incentive that vests over three years are not considered in determining pension benefits. Executive deferrals into the 401(k) Plan, and Company matching contributions are also limited by IRS regulations. While the Company does permit most executives to defer their base salary and annual incentive compensation, PepsiCo does not provide an excess plan to offset 401(k) limitations nor does it provide executives with special benefit plans such as executive life insurance or a pension with an enhanced formula.

CEO Compensation

Mr. Reinemund has held the position of Chairman and Chief Executive Officer since May 2001. The Committee recommends and the Board approves Mr. Reinemund’s compensation following the general policies and guidelines described above for the compensation of executive officers. The Committee uses competitive information from peer consumer product companies to establish Mr. Reinemund’s above median or “third quartile” target total compensation package and then uses performance against Board approved objectives to determine his actual total compensation.

To establish Mr. Reinemund’s target total compensation, the Committee compares his salary, bonus and long-term awards to those of peer Company CEOs. PepsiCo’s financial performance is also compared to the peer companies on each of the following measures: net revenue, operating income, return on capital, EPS and total shareholder return. For 2005 these comparisons were performed by an independent advisor who validated to the Committee that the CEO’s target compensation was appropriate given PepsiCo’s third quartile financial performance.

To determine Mr. Reinemund’s actual total compensation, and whether it should be above or below target, the Committee assesses his performance against target objectives approved by the Board in the beginning of the year. For 2005, financial targets included net revenue, EPS, return on invested capital, and cash flow along with a subjective assessment of how Mr. Reinemund performed against other strategic goals established with the Board.

For the fiscal year 2005, Mr. Reinemund’s base salary continued to be capped at $1,000,000. He was eligible for a 2005 annual incentive award because PepsiCo achieved its pre-approved earnings target which was set to achieve third quartile performance relative to peer companies. The Committee then exercised its discretion to determine the amount of the award based on Mr. Reinemund’s performance against his target objectives during the year. His 2005 incentive award is shown in the bonus column in the Summary Compensation table that follows.

In February 2005, Mr. Reinemund also received a long-term incentive award which was based on 2004 performance. Part of the award was in stock options, which had an exercise price equal to the fair market value of PepsiCo stock on the day of grant and which vest after three years of service. Part of the award was in performance-based restricted stock units which require that the Company achieve earnings targets over the following three year period before the restrictions can be lifted and value received by Mr. Reinemund. The performance targets during this 3-year period are approved each year by the Board of Directors and are generally set to achieve third quartile financial performance relative to peer companies. Payouts occur at the end of the three year period and no payout for any one of the three years would be made unless the minimum target for that year had been met. Mr. Reinemund is not eligible to receive additional shares of restricted stock units above the awarded amount, even when performance targets are exceeded. Notwithstanding the attainment of the targets, the Board has the discretion to reduce, but not increase, some or all of an award that would otherwise be paid. The stock option and performance-based restricted stock unit awards are shown in the Long-term Compensation columns of the Summary Compensation Table that follows.

Summary

The Committee believes that PepsiCo’s compensation practices and compensation philosophy align executive interests with those of shareholders. As the scope and level of an executive’s business responsibilities expand, the portion of their compensation package that is “at risk” also increases.

We believe that the actions taken over the past year are appropriate given PepsiCo’s performance relative to peer companies and that they will continue to assist the Company to attract, retain and motivate the key talent PepsiCo needs to continue to compete and provide strong returns to shareholders. Effective May 3, 2006, Arthur C. Martinez will become a member of the Compensation Committee.

THE COMPENSATION COMMITTEE

JOHN F. AKERS, CHAIR	RAY L. HUNT
ROBERT E. ALLEN	SHARON PERCY ROCKEFELLER
VICTOR J. DZAU	DANIEL VASELLA

SUMMARY COMPENSATION TABLE

			Annual Compensation				Long-Term Compensation
							Awards(1)			Payouts
Name and Principal Position	Year		Salary ($)(2)	Bonus ($)(3)	Other Annual Compensation ($)(4)		Restricted Stock Award(s) ($)(5)		Securities Under- lying Options (#)	Long- Term Incentive Plan Payouts ($)		All Other Compen- sation ($)(6)

Steven S Reinemund	2005		1,000,000	4,500,000	124,614	(7)	4,928,553	(13)	367,893	0	(18)	7,000
Director; Chairman of the Board	2004		1,000,000	4,500,000	170,730	(7)	4,157,150		353,198	0		5,154
and Chief Executive Officer	2003		1,000,000	3,800,000	149,393	(7)	0		864,717	809,325	(19)	0

Michael D. White	2005		837,067	2,121,733	77,098	(8)	1,033,505	(14)	77,777	198,997	(18)	5,212
Director; Vice Chairman –	2004		767,308	1,989,947	129,979	(8)	6,033,121		88,444	0		1,784
PepsiCo, Chairman and	2003		721,154	1,449,590	1,462,024	(8)	0		235,966	0		0
Chief Executive Officer –
PepsiCo International

Indra K. Nooyi	2005		837,067	2,093,373	53,337	(9)	1,033,505	(15)	77,777	184,503	(18)	5,212
Director; President and	2004		767,308	1,845,023	94,221	(9)	6,033,121		88,444	0		0
Chief Financial Officer	2003		721,154	1,486,620	125,790	(9)	0		235,379	0		0

Irene B. Rosenfeld	2005		813,269	1,414,323	620,745	(11)	689,021	(16)	51,693	43,056	(18)	4,200
Chairman and Chief	2004	(10)	247,404	430,556	49,668	(11)	1,289,400		23,150	0		4,100
Executive Officer, Frito-Lay N.A.	2003	(10)	0	0	0	(11)	0		0	0		0

John C. Compton	2005		690,923	1,285,290	449,502	(12)	633,766	(17)	47,799	71,747	(18)	7,000
President and Chief	2004		563,077	594,474	43,195	(12)	494,991		42,629	0		4,267
Executive Officer, Quaker-Tropicana-Gatorade	2003		515,262	473,650	27,286	(12)	0		108,590	256,410	(19)	0

(1)	Long-Term Awards are made at the beginning of the year based on performance during the prior year (e.g., the 2005 Long Term Restricted Stock Units and Option Awards reflect 2004 performance).

(2)	Salary amounts reflect actual payments. In 2005, amounts shown reflect the impact of an additional 53rd week, and therefore an additional week of payroll, with the exception of Mr. Reinemund whose base salary is capped at $1 million. Without the 53rd week payment, 2005 figures would have been: $821,115 for Mr. White, $821,115 for Ms. Nooyi, $797,846 for Ms. Rosenfeld, and $677,269 for Mr. Compton.

(3)	Bonuses are paid after the end of the year based on performance for that year (e.g., 2005 bonus reflects 2005 performance and is paid in 2006).

(4)	Amounts include any personal use of corporate aircraft and ground transportation, car allowance, relocation benefits, and executive physical benefits. Personal use of corporate aircraft and ground transportation is calculated on the basis of aggregate incremental cost to the Company.

(5)	Restricted stock units have no value to the recipient until the restrictions are released. The restrictions on any performance-based restricted stock units will be released only upon the achievement of performance targets over a predetermined performance period. Restrictions on any service-based restricted stock units will be released at a future date provided that the recipient remains continuously employed by the Company through that date. During the restriction period, restricted stock units accrue dividend equivalents at the same rate as dividends paid to shareholders. These dividend equivalents will be paid only if the underlying restricted stock units are earned.

(6)	Amounts represent the Company matching contributions to the PepsiCo Salaried Employee 401(k) Plan. Executive deferrals into the 401(k) Plan and Company matching contributions are limited by IRS regulations. PepsiCo does not provide an excess plan to offset 401(k) limitations.

(7)	For Mr. Reinemund, the personal use of corporate aircraft was $94,835 in 2005, $144,813 in 2004, and $117,479 in 2003, and the personal use of corporate ground transportation was $2,689 in 2005, $1,780 in 2004, and $7,777 in 2003. Mr. Reinemund’s car allowance was $24,137 in 2005, $24,137 in 2004 and $24,137 in 2003.

(8)	For Mr. White, the personal use of corporate aircraft was $50,383 in 2005, $34,724 in 2004 and $11,930 in 2003, and the personal use of corporate ground transportation was $1,201 in 2005, $0 in 2004, and $0 in 2003. Mr. White’s car allowance was $24,137 in 2005, $24,137 in 2004 and $13,925 in 2003. Mr. White relocated from Switzerland to New York in 2003 after assuming his role as Chairman and CEO of PepsiCo International. Amounts also include incremental taxes of $70,086 in 2004 and $1,173,313 in 2003 that were required to be paid primarily to Switzerland as a result of Mr. White’s multi-year assignment outside of the United States. 2003 amounts also include $167,954 paid in connection with Mr. White’s repatriation from Switzerland.

(9)	For Ms. Nooyi, the personal use of corporate aircraft was $20,800 in 2005, $57,104 in 2004, and $95,810 in 2003, and the personal use of corporate ground transportation was $7,024 in 2005, $11,780 in 2004, and $7,042 in 2003. Ms. Nooyi’s car allowance was $24,137 in 2005, $25,336 in 2004 and $22,937 in 2003.

(10)	Ms. Rosenfeld joined PepsiCo, Inc. as Chairman and CEO of the Company’s Frito-Lay North America division on September 1, 2004.

(11)	Ms. Rosenfeld relocated from Chicago to Dallas after assuming her role as Chairman and CEO of Frito-Lay. Amounts include relocation expenses and applicable reimbursement of taxes of $475,503 in 2005 and $11,752 in 2004 delivered under the relocation program available to all PepsiCo employees. For Ms. Rosenfeld, the personal use of corporate aircraft was $121,573 in 2005, of which $62,484 related to travel between Chicago and Dallas, and $30,360 in 2004. The personal use of corporate ground transportation was $0 in 2005 and $0 in 2004. Ms. Rosenfeld’s car allowance was $23,669 in 2005 and $7,556 in 2004.

(12)	Mr. Compton relocated from Dallas to Chicago in 2005 after assuming his role as President and CEO of Quaker-Tropicana-Gatorade. The 2005 amount includes relocation expenses and applicable reimbursement of taxes of $386,052 delivered under the relocation policy offered to all PepsiCo employees. For Mr. Compton, the personal use of corporate aircraft was $40,098 in 2005, $20,848 in 2004, and $6,065 in 2003, and the personal use of corporate ground transportation was $0 in 2005, $0 in 2004, and $0 in 2003. Mr. Compton’s car allowance was $23,352 in 2005, $21,222 in 2004 and $21,222 in 2003.

(13)	On February 1, 2005, Mr. Reinemund received a grant of 91,694 performance-based restricted stock units having a value of $4,928,553 on that date. Restrictions on this grant will only be released upon the achievement of performance targets over the 3-year performance period (2005-2007). Including the February 1, 2005 grant, the aggregate value of Mr. Reinemund’s total 179,676 restricted stock units as of December 31, 2005 was $10,615,258 (Based on the closing price of PepsiCo Common Stock on December 30, 2005).

(14)	On February 1, 2005, Mr. White received a grant of 19,228 performance-based restricted stock units having a value of $1,033,505 on that date. Restrictions on this grant will only be released upon the achievement of performance targets over the 3-year performance period (2005-2007). Including the February 1, 2005 grant, the aggregate value of Mr. White’s total 146,913 restricted stock units as of December 31, 2005 was $8,679,620 (Based on the closing price of PepsiCo Common Stock on December 30, 2005).

(15)	On February 1, 2005, Ms. Nooyi received a grant of 19,228 performance-based restricted stock units having a value of $1,033,505 on that date. Restrictions on this grant will only be released upon the achievement of performance targets over the 3-year performance period (2005-2007). Including the February 1, 2005 grant, the aggregate value of Ms. Nooyi’s total 146,913 restricted stock units as of December 31, 2005 was $8,679,620 (Based on the closing price of PepsiCo Common Stock on December 30, 2005).

(16)	On February 1, 2005, Ms. Rosenfeld received a grant of 12,819 performance-based restricted stock units having a value of $689,021 on that date. Restrictions on this grant will only be released upon the achievement of performance targets over the 3-year performance period (2005-2007). Including the February 1, 2005 grant, the aggregate value of Ms. Rosenfeld’s total 18,607 restricted stock units as of December 31, 2005 was $1,099,302 (Based on the closing price of PepsiCo Common Stock on December 30, 2005).

(17)	On February 1, 2005, Mr. Compton received a grant of 11,791 performance-based restricted stock units having a value of $633,766 on that date. Restrictions on this grant will only be released upon the achievement of performance targets over the 3-year performance period (2005-2007). Including the February 1, 2005 grant, the aggregate value of Mr. Compton’s total 22,267 restricted stock units as of December 31, 2005 was $1,315,534 (Based on the closing price of PepsiCo Common Stock on December 30, 2005).

(18)	All executives, with the exception of the CEO, are eligible for a long-term cash incentive, which is determined based on the achievement of annual performance goals. To facilitate retention, payment of this incentive is provided equally over three years, contingent upon continued employment through December 31 of each year. The 2005 long-term payouts reflect one-third of the 2004 performance-based, long-term cash incentive earned with 2005 service.

(19)	These amounts were awarded under a long-term incentive program which was eliminated in 2000 with final payments made in 2003. 2003 payments were based on performance during the prior three year period 2000-2002.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)(2)	10% ($)(2)
Steven S Reinemund	367,893(1)	2.98%	$53.75	1/31/2015	$12,435,919	$31,515,060

Michael D. White	77,777(1)	0.63%	$53.75	1/31/2015	$2,629,103	$6,662,662

Indra K. Nooyi	77,777(1)	0.63%	$53.75	1/31/2015	$2,629,103	$6,662,662

Irene B. Rosenfeld	51,693(1)	0.42%	$53.75	1/31/2015	$1,747,383	$4,428,211

John C. Compton	47,799(1)	0.39%	$53.75	1/31/2015	$1,615,754	$4,094,637

(1)	These options become exercisable on February 1, 2008.

(2)	The 5% and 10% rates of appreciation were set by the SEC and are not intended to forecast future appreciation, if any, of PepsiCo’s stock. If PepsiCo’s stock does not increase in value, then the option grants described in the table will be valueless.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION VALUES (1)

Name	Shares Acquired on Exercise(#)	Value Realized	Number of Securities Under- lying Unexercised Options at Fiscal Year-End		Value of Unexercised In the Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven S Reinemund	319,784	$7,700,456	2,912,544	3,085,808	$63,935,747	$43,209,182

Michael D. White	116,861	$3,201,711	767,982	653,479	$14,931,432	$9,754,541

Indra K. Nooyi	114,847	$2,223,064	703,962	1,104,771	$12,934,350	$15,283,015

Irene B. Rosenfeld	0	$0	0	74,843	$0	$485,726

John C. Compton	75,206	$1,956,142	577,730	649,018	$11,586,278	$11,069,114

(1)	The closing price of PepsiCo Common Stock on December 30, 2005, the last trading day prior to PepsiCo’s fiscal year end, was $59.08

EMPLOYMENT ARRANGEMENTS

Irene B. Rosenfeld entered into an employment arrangement with PepsiCo to serve as Chairman and Chief Executive Officer of the Company’s Frito Lay North American division commencing September 1, 2004. The employment arrangement does not guarantee employment and either the Company or Ms. Rosenfeld may terminate her employment at any time. The employment arrangement provides for a payout equal to one year of base salary and bonus should she be involuntarily terminated (other than for cause) within the first three years of her employment.

The arrangement provided Ms. Rosenfeld with relocation benefits generally available to all employees to facilitate her relocation from Chicago to Dallas. She was also granted $1 million in Restricted Stock Units with one-year service-based vesting. The award vested on September 1, 2005 and converted to common shares, less applicable taxes. The shares are currently being held by Ms. Rosenfeld in furtherance of her share ownership requirements.

As part of the arrangement, Ms. Rosenfeld is eligible to receive salary, bonus, long-term incentives and other benefits as described in both the “Summary Compensation Table” and “Compensation Committee Report” contained in this Proxy Statement. Her bonus and long-term incentives are awarded based on performance and all elements of her compensation, including salary, are subject to yearly review by the Board of Directors based on the Company’s and Ms. Rosenfeld’s performance.

Ms. Rosenfeld participates in the same retirement program as other salaried employees and will be eligible for full retirement at age 62 after ten years of service. At that time, as part of the arrangement, she will receive an additional 10 years of credited service when determining her retirement benefit.

PERFORMANCE GRAPH

The line below labeled S&P Average of Industry Groups is derived by weighting the returns of two applicable S&P Industry Groups (Non-Alcoholic Beverages and Food) by PepsiCo’s sales in its Beverage and Food businesses. The return on PepsiCo stock investment, the S&P 500 and the S&P Average indices are calculated through the last trading day of PepsiCo’s fiscal year end, December 30, 2005.

CUMULATIVE TOTAL RETURN,

using PepsiCo’s quarterly revenue weightings

PENSION PLAN TABLE

When an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 2006 for the following pay classifications and years of service are:

Remuneration	Years of Service
	15	20	25	30	35	40
$1,000,000	346,710	395,610	444,520	493,420	542,320	592,320
$1,250,000	434,210	495,610	557,020	618,420	679,820	742,320
$1,500,000	521,710	595,610	669,520	743,420	817,320	892,320
$1,750,000	609,210	695,610	782,020	868,420	954,820	1,042,320
$2,000,000	696,710	795,610	894,520	993,420	1,092,320	1,192,320
$2,500,000	871,710	995,610	1,119,520	1,243,420	1,367,320	1,492,320
$3,000,000	1,046,710	1,195,610	1,344,520	1,493,420	1,642,320	1,792,320
$3,500,000	1,221,710	1,395,610	1,569,520	1,743,420	1,917,320	2,092,320
$4,000,000	1,396,710	1,595,610	1,794,520	1,993,420	2,192,320	2,392,320
$4,500,000	1,571,710	1,795,610	2,019,520	2,243,420	2,467,320	2,692,320
$5,000,000	1,746,710	1,995,610	2,244,520	2,493,420	2,742,320	2,992,320

The pay covered by the Pension Plans noted below is based on the salary and annual bonus included in the Summary Compensation Table in this Proxy Statement for each of our five most highly compensated executive officers. The years of credited service as of January 1, 2006 for the executive officers named on the Summary Compensation Table are: Steven S Reinemund—21 years; Indra K. Nooyi—11 years; Michael D. White—15 years; Irene B. Rosenfeld—1 year; John C. Compton—22 years.

Computation of Benefits

PepsiCo’s executive officers generally participate in PepsiCo’s Salaried Employees Retirement Plan and PepsiCo’s Pension Equalization Plan (which has been adopted to provide benefits that would have been payable under the Retirement Plan except for ERISA and Internal Revenue Code limitations). The annual benefits payable under these two Pension Plans to employees with 5 or more years of service at age 65 are, for the first 10 years of credited service, 3% of the employee’s highest consecutive five-year average annual earnings plus an additional 1% of the employee’s highest consecutive five-year average annual earnings for each additional year of credited service over 10 years, less 0.43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires PepsiCo’s directors and executive officers to file reports of ownership and changes in ownership of PepsiCo Common and Convertible Preferred Stock. We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. To the best of PepsiCo’s knowledge, in 2005, all required forms were filed on time with the Securities and Exchange Commission.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS (PROXY ITEM NO. 2)

The Audit Committee engaged KPMG LLP (“KPMG”) as PepsiCo’s independent registered public accountants for 2006, subject to ratification by shareholders. KPMG has served as PepsiCo’s independent auditors since 1990.

Representatives of KPMG will be available to answer appropriate questions at the Annual Meeting and are free to make statements during the meeting.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of KPMG as PepsiCo’s independent registered public accountants for 2006.

SHAREHOLDER PROPOSALS

If proposals are submitted by more than one shareholder, PepsiCo will only list the primary filer’s name, address and number of shares held. We will provide information about co-filers promptly if we receive a request for the information.

POLITICAL CONTRIBUTIONS (PROXY ITEM NO. 3)

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who owns 900 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

“RESOLVED:    That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and USA Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.

REASONS:    This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent. Last year the owners of 89,404,156 shares, representing approximately 8.1% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution.”

Response:    PepsiCo believes that it is essential that we, both as a Company and as individuals, be responsibly engaged in the public policy and political arenas. We also believe that shareholders should be provided with information on how their company is spending resources for political purposes. PepsiCo has always disclosed this information as required by law and regulations. In 2005, PepsiCo developed a Political Contributions Policy that provides shareholders with details on the policies, procedures and criteria used in connection with all political contributions. The Political Contributions Policy is posted on our website www.pepsico.com in the “Investors” section under “Corporate Governance – Policies.” In addition, details on PepsiCo’s political contributions will be posted on our website on an annual basis, beginning with the release of PepsiCo’s Corporate Citizenship Report in 2006. Shareholders were included in the discussions leading to the development of the Policy.

The Proponent’s resolution calls for publishing this information in newspapers of selected local and national newspapers. PepsiCo believes that publishing this information on our website is more efficient and cost effective.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

CHARITABLE CONTRIBUTIONS (PROXY ITEM NO. 4)

The National Legal and Policy Center, 107 Park Washington Court, Falls Church, Virginia 22046, who owns 54 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

“Whereas:    Company executives exercise wide discretion over the use of corporate assets for charitable purposes. Absent a system of accountability for charitable contributions, Company executives may use Company’s assets for objectives that are not shared by and may be inimical to the interests of the Company and its shareholders, potentially harming long-term shareholder value. See National Legal and Policy Center, http://www.nlpc.org/cip.asp and Free Enterprise Action Fund, http://www.FreeEnterpriseActionFund.com.

Principles of transparency and accountability should apply to Company charitable contributions. Such disclosure is consistent with public policy in regard to disclosure by publicly-owned companies.

Whereas:    According to the 2004 PepsiCo Annual Report, “We give to nonprofit community groups and initiatives through the PepsiCo Foundation, PepsiCo Community Affairs and our various operating divisions. Additionally, we provide gifts-in-kind, support community and nonprofit events, conventions and journals and sponsor meetings.” According to the same Annual Report, such gifts totaled $71.9 million in 2004.

Whereas:    Shareholders are entitled to know how their company is spending its funds for charitable purposes.

RESOLVED:    That the shareholders request that the Company provide a report updated semi-annually, omitting proprietary information and at reasonable cost, disclosing the Company’s:

1.	Policies and procedures for charitable contributions (both direct and indirect) made with corporate assets;

2.	Monetary and non-monetary contributions made to non-profit organizations operating under Section 501(c)(3) and 501(c)(4) of the Internal Revenue Code, and any other public or private charitable organizations;

3.	Business rationale for each of the charitable contributions;

4.	Personnel who participated in making the decisions to contribute; and

5.	To the extent reasonably possible, the actual or estimated benefits to the Company and beneficiaries produced by contributions.

To the extent reasonable and permissible, the report may include the type of information requested above for charities controlled or managed by the Company, including The PepsiCo Foundation. This report may be posted on the Company’s website to reduce costs to shareholders.

REASONS:    Current disclosure is insufficient to allow the Company’s Board and its shareholders to fully evaluate the charitable use of corporate assets.

There is currently no single source providing shareholders the information sought by this resolution. Details of contributions only sometimes become known when publicized by recipients. Two Company contributions to the Rainbow/PUSH coalition were disclosed in Rainbow/PUSH conference programs in 2005.

If you AGREE, please mark your proxy FOR this resolution.”

Response:    PepsiCo believes that shareholders should be provided with information on how their company is spending funds for charitable purposes. PepsiCo has been providing this information since 1999.

PepsiCo provides information on the PepsiCo Foundation, charitable donations and activities involving nonprofit organizations, including information on amounts donated, policies and procedures, charitable organizations supported and the primary platforms to be achieved with corporate contributions. These areas are currently health and wellness, diversity, education, and employees, as well as donations relating to disaster relief.

In 2005, the PepsiCo Foundation began work to enrich the PepsiCo website with more detail on charitable contributions. Discussions with shareholder groups including the Proponent, National Legal and Policy Center, contributed to further developing the information. The PepsiCo website now includes detailed disclosure regarding 2005 contributions made by the PepsiCo Foundation, PepsiCo and PepsiCo divisions. This information can be found on our website www.pepsico.com in the “Citizenship” section under “Contributions.” The website also includes information on governance and procedures, and the specific focus area to identify the rationale for each contribution. The information on the website will be updated with significant new grants on an ongoing basis throughout the year.

The Company believes that the enhanced disclosure already provided on the website is the most efficient and effective use of the Company’s resources.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting.

2007 SHAREHOLDERS’ PROPOSALS

PepsiCo welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered at the 2007 Annual Meeting of Shareholders, and included in the Proxy Statement for that Meeting, we must receive the proposal in writing on or before November 24, 2006. In addition, if a shareholder proposal is not received by us on or before February 2, 2007, under PepsiCo’s By-Laws it will not be considered or voted on at the Annual Meeting.

GENERAL

PepsiCo will pay the costs relating to this Proxy Statement, the proxy and the Annual Meeting.

In addition to the solicitation of proxies by mail and electronically, PepsiCo intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation. Employees of PepsiCo may also solicit proxies. They will not receive any additional pay for the solicitation.

To be sure that we have the necessary quorum to hold the Annual Meeting, PepsiCo has hired the firm of Georgeson Shareholder Communications Inc. to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $21,000.

The Annual Report to Shareholders for 2005, including financial statements, was delivered with this Proxy Statement or was previously delivered to shareholders and is not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please contact PepsiCo’s Manager of Shareholder Relations, at PepsiCo, Inc., 700 Anderson Hill Road, Purchase, NY 10577 or (914) 253-3055.

Shareholders can help us reduce the cost of printing and mailing the Proxy Statement and the Annual Report by opting to receive future materials electronically. To enroll, please visit our website at www.pepsico.com, click on the “Investors — Shareholder Information — Electronic Delivery Enrollment” links and follow the instructions provided.

A copy of PepsiCo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (without exhibits) will be sent to any shareholder without charge by contacting the Company at the address or phone number listed above. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at our website, www.pepsico.com.

Please vote your shares promptly through any of the means described on the proxy card.

By order of the Board of Directors,

Larry D. Thompson

Secretary

Exhibit A

PepsiCo, Inc.

CORPORATE GOVERNANCE GUIDELINES

As of February 3, 2006

The Board of Directors (the “Board”) of PepsiCo, Inc. (the “Corporation”), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed and adopted certain corporate governance principles (the “Guidelines”) establishing a common set of expectations to assist the Board and its committees in performing their duties in compliance with applicable requirements. In recognition of the continuing discussions about corporate governance, the Board will review and, if appropriate, revise these Guidelines from time to time.

A.	Director Responsibilities

1.	Represent the interests of the Corporation’s shareholders in maintaining and enhancing the success of the Corporation’s business, including optimizing long-term returns to increase shareholder value.

2.	Selection and evaluation of a well-qualified Chief Executive Officer (“CEO”) of high integrity, and approval of other members of the senior management team.

3.	Oversee and interact with senior management with respect to key aspects of the business including strategic planning, management development and succession, operating performance, and shareholder returns.

4.	Provide general advice and counsel to the Corporation’s CEO and senior executives.

5.	Adopt and oversee compliance with the Corporation’s Worldwide Code of Conduct. Promptly disclose any waivers of the Code of Conduct for Directors or executive officers.

6.	Hold regularly scheduled executive sessions of independent directors. Designate and publicly disclose the name of the Director who will preside at such meetings. Formally evaluate the performance of the CEO and senior management each year in executive sessions.

7.	Regular attendance at Board meetings is mandatory. Meeting materials should be reviewed in advance.

8.	Duty of Care: In discharging the duties of a Director, including duties as a Committee member, North Carolina law requires that a Director shall act: (1) in good faith; (2) with care an ordinary prudent person in a like position would exercise under similar circumstances and (3) in a manner he or she believes to be in the best interests of the Corporation.

B.	Director Qualification Standards

1.	The Nominating and Corporate Governance Committee, with the input of the CEO, is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at the Corporation’s Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee does not solicit Director nominations, but will consider recommendations sent to the Secretary of the Corporation at 700 Anderson Hill Road, Purchase, New York 10577.

2.

In connection with the selection and nomination process, the Nominating and Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Corporation and the Board. The Board will generally look for individuals who have displayed high ethical standards, integrity, and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Corporation.

3.	Independent directors must comprise a majority of the Board.

4.	An independent director of the Corporation is a director who:

(a)	is not and has not been an employee, and does not have an immediate family member[1] who is or has been an executive officer[2], of the Corporation, or any of its consolidated subsidiaries, during the last three years;

(b)	has not received, and does not have an immediate family member who has received, more than $100,000 in direct compensation from the Corporation, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve month period within the last three years;

(c)	(i) is not, and does not have an immediate family member that is, a current partner of a firm that is the Corporation’s, or any of its consolidated subsidiaries’, internal or external auditor; (ii) is not a current employee of such external audit firm; (iii) does not have an immediate family member who is a current employee of such external audit firm who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice; and (iv) was not, and does not have an immediate family member that was, within the last three years (but is no longer) a partner or employee of such external audit firm who personally worked on the Corporation’s, or any of its consolidated subsidiaries’, audit within that time;

(d)	is not and has not been, and does not have an immediate family member who is or has been, within the last three years, employed as an executive officer of another company where any of the Corporation’s, or any of its consolidated subsidiaries’, present executive officers at the same time serves or served on such other company’s compensation committee;

(e)	is not a current employee of, and does not have an immediate family member who is a current executive officer of, another company that has made payments to, or has received payments from, the Corporation, or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the consolidated gross revenues of such other company for its last completed fiscal year; and

(f)	has no other material relationship with the Corporation, or any of its consolidated subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Corporation, or any of its consolidated subsidiaries.

In making a determination regarding a proposed director’s independence, the Board shall consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. If a proposed director serves as an executive officer, director or trustee of a tax exempt organization, such relationship will not be considered to be a material relationship that would impair

[1]	An "immediate family member" is defined to include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. In considering a director’s independence, the Corporation need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.
[2]	An “executive officer” means one of the Section 16 officers designated by a company.

a director’s independence if contributions from the Corporation, or any of its consolidated subsidiaries, to such tax exempt organization in any of the last three fiscal years are less than the greater of (i) $1 million or (ii) 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year.

5.	In addition to satisfying all of the independence criteria set forth in paragraph 4 of this Section, all members of the Audit Committee must also meet the following requirements:

(a)	Director’s fees are the only compensation that members of the Audit Committee may receive from the Corporation or any of its consolidated subsidiaries. Audit Committee members may not receive consulting, advisory or other compensatory fees from the Corporation or any of its consolidated subsidiaries (other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other committee of the Board).

(b)	No member of the Audit Committee may be an “affiliated person” of the Corporation, or any of its consolidated subsidiaries, as such term is defined by the Securities and Exchange Commission.

6.	Directors must retire at the age of 72, effective upon the expiration of their annual term at the next Annual Meeting of Shareholders.

7.	The number of boards on which a Director may sit may be reviewed on a case-by-case basis by the Nominating and Corporate Governance Committee. Prior to accepting any position on the Board of Directors of any non-profit or for-profit organization, the Director shall notify the office of Corporate Secretary. The number of audit committees on which the Corporation’s audit committee members may sit concurrently shall be reviewed annually by the Nominating and Corporate Governance Committee and the Board.

8.	The Board has not established term limits for Directors. Although term limits can promote the inclusion on the Board of people with diverse perspectives, the process described in paragraph 2 of this Section can achieve the same result. Moreover, term limits have the disadvantage of causing the Corporation to lose the contributions of Directors who have been able to develop over a period of time, increasing insight into the Corporation and its operations, thereby increasing their contributions to the Corporation.

9.	A Director shall offer, in writing, to resign if there is any significant change in his or her personal circumstances, including a fundamental change in his or her job responsibilities. The Chairman of the Nominating and Corporate Governance Committee may recommend, to the full Board, acceptance or rejection of such an offer after consultation with the Committee members and the Chairman of the Board.

C.	Board Committees

1.	The Board shall at all times have a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee, each comprised solely of independent directors.

2.	The Board shall evaluate and determine the circumstances under which to form new Committees.

3.	The Nominating and Corporate Governance Committee shall annually review succession plans for the members of the Board, the members of the Committees of the Board, and the Chair of the Committees of the Board.

D.	Director Compensation

1.

Non-employee directors and committee chairs shall receive reasonable compensation for their services, as may be determined from time to time by the Board upon recommendation of the Nominating and Corporate Governance Committee.

Compensation for non-employee directors and committee chairs shall be consistent with the market practices of other similarly situated companies but shall not be at a level or in a form that would call into question the Board’s objectivity. The Nominating and Corporate Governance Committee of the Board shall annually review and report to the Board with respect to director compensation and benefits.

2.	Directors who are employees receive no additional pay for serving as Directors.

3.	Directors who are members of the Audit Committee may receive no compensation from the Corporation other than the fees they receive for serving as Directors.

E.	Director Access to Management and Independent Advisors

1.	The Board is expected to be highly interactive with senior management. Directors are granted access to the name, location, and phone number of all employees of the Corporation.

2.	It is Board policy that executive officers and other members of senior management who report directly to the CEO be present at Board meetings at the invitation of the Board. The Board encourages such executive officers and senior management to make presentations, or to include in discussions at Board meetings managers and other employees who (1) can provide insight into the matters being discussed because of their functional expertise and/or personal involvement in such matters and/or (2) are individuals with high potential whom such executive officers and senior management believe the Directors should have the opportunity to meet and evaluate.

3.	Directors are authorized to consult with independent advisors, as is necessary and appropriate, without consulting management.

F.	Director Orientation and Continuing Education

1.	The Board shall implement and maintain an orientation program for newly elected directors.

2.	Directors are required to continue educating themselves with respect to international markets, accounting and finance, leadership, crisis response, industry practices, general management, and strategic planning.

G.	Management Succession and CEO Compensation

1.	The CEO shall provide an annual report to the Board assessing senior managers and their potential to succeed him or her, and such report shall be developed in consultation with the Chairman of the Compensation Committee and include plans in the event of an emergency or retirement of the CEO. The report shall also contain the CEO’s recommendation as to his or her successor.

2.	The Board has the primary responsibility for plans for succession to the position of Chief Executive Officer. The Compensation Committee oversees preparation of succession plan presentations to the Board. The Committee Chairman works with the CEO in preparation of the succession plan presentations. The Committee undertakes such follow-up steps with respect to succession planning as may be delegated by the Board from time to time.

3.	The Compensation Committee is responsible for making recommendations to the Board concerning annual and long-term performance goals for the CEO and for evaluating his or her performance against such goals.

H.	Annual Performance Evaluation of the Board

1.	The Board and its Committees will conduct a self-evaluation at least annually to determine whether it and its Committees are functioning effectively.

2.	The Board will also review the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its Committees.

Appendix A – Proxy Cards

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET

https://www.proxyvotenow.com/pep

Go to the website address listed above.

Have your proxy card ready.

Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE

1-866-358-4697

Use any touch-tone telephone.

Have your proxy card ready.

Follow the simple recorded instructions.

OR

MAIL

Mark, sign and date your proxy card.

Detach your proxy card.

Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

ELECTRONIC DELIVERY OF SHAREHOLDER MATERIALS

Reduce paper mailed to your home and help lower PepsiCo’s printing and mailing costs. We are pleased to offer our shareholders the benefits and convenience of viewing proxy statements, proxy cards and annual reports on-line. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder materials electronically in future years. You may also enroll at anytime by visiting https://www.giveconsent.com/pep and follow the instructions provided.

1-866-358-4697 March 24, 2006

CALL TOLL-FREE TO VOTE

The Internet and telephone voting facilities will close at 5:00 p.m. E.D.T. on May 2, 2006.

PLEASE DETACH PROXY CARD HERE

(Please sign, date and return this proxy card in the enclosed envelope.) Votes MUST be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2.

1. Election of Directors: Nominees: 01 - J.F. Akers, 02 - R.E. Allen, 03 - D. Dublon,

04 - V.J. Dzau, 05 - R.L. Hunt, 06 - A. Ibargüen, 07 - A.C. Martinez, 08 - I.K. Nooyi, 09 - S.S Reinemund, 10 - S.P. Rockefeller, 11 - J.J. Schiro, 12 - F.A. Thomas, 13 - C.M. Trudell, 14 - D. Vasella and 15 - M.D. White.

FOR all nominees listed above WITHHOLD AUTHORITY to vote for all nominees listed above *EXCEPTIONS

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “EXCEPTIONS” box and write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. Approval of Independent Registered Public Accountants

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS NO. 3 AND 4.

FOR AGAINST ABSTAIN

3. Shareholder Proposal - Political Contributions (Proxy Statement p. 23)

4. Shareholder Proposal - Charitable Contributions (Proxy Statement p. 24)

To change your address, please mark this box.

WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS NO. 1 AND 2, AND VOTED AGAINST ITEMS NO. 3 AND 4.

S C A N    L I N E ( F P O )

Receipt is hereby acknowledged of the PepsiCo Notice of Meeting and Proxy Statement.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Date Share Owner sign here Co-Owner sign here

Directions to Frito-Lay Headquarters 7701 Legacy Drive, Plano, Texas

FROM DFW AIRPORT:

Approximately 15 miles

Exit Airport to the north following directions to S.H. 121

Curve to right onto S.H. 121

Follow S.H. 121 beyond Lewisville and The Colony to Legacy Drive

Turn right at signal onto Legacy Drive

Take second turn to the right into Frito-Lay near flags

FROM NORTH DALLAS AREA:

Approximately 13 miles

Off 635 (LBJ Freeway), exit Dallas North Tollway going north

Follow Tollway approximately 13 miles

Turn left at signal onto Legacy Drive

Go approximately 1/2 mile and turn left into Frito-Lay near flags

FROM DOWNTOWN:

Approximately 30 miles

Follow Dallas North Tollway to Legacy Drive

Turn left and follow Legacy Drive approximately 1 mile

Turn left into Frito-Lay near flags

PEPSICO, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 3, 2006

This Proxy is Solicited on Behalf of PepsiCo’s Board of Directors

The undersigned hereby appoints Steven S Reinemund and Larry D. Thompson, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Convertible Preferred Stock of PepsiCo, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc., in Plano, Texas, on Wednesday, May 3, 2006 at 9:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

(Continued and to be signed on other side)

I PLAN TO ATTEND MEETING.

If you check this box to the right an admission card will be sent to you.

To include any comments, please mark this box.

PEPSICO, INC.

P.O. BOX 11278

NEW YORK, N.Y. 10203-0278

700 ANDERSON HILL ROAD PURCHASE, NY 10577-1444

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. EDT on May 2, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. EDT on May 2, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PepsiCo, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Reduce paper mailed to your home and help lower PepsiCo’s printing and mailing costs. We are pleased to offer our shareholders the benefits and convenience of viewing proxy statements, proxy cards and annual reports on-line. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder materials electronically in future years. You may also enroll at anytime by visiting www.pepsico.com, click on the “Investors” tab and the “Electronic Delivery Enrollment” link and follow the instructions provided.

TO VOTE BY PHONE CALL TOLL-FREE 1 800-690-6903

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

PEPSI1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEPSICO, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2.

1. Election of Directors

Nominees:

01) J.F. Akers 09) S.S Reinemund 02) R.E. Allen 10) S.P. Rockefeller 03) D. Dublon 11) J.J. Schiro 04) V.J. Dzau 12) F.A. Thomas 05) R.L Hunt 13) C.M. Trudell 06) A. Ibargüen 14) D. Vasella 07) A.C. Martinez 15) M.D. White 08) I.K. Nooyi

For Withhold For All All All Except

To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write the nominee’s name on the line below.

For Against Abstain

2. Approval of Independent Registered Public Accountants

WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS NO. 1 AND 2, AND VOTED AGAINST ITEMS NO. 3 AND 4.

For comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS NO. 3 AND 4.

For Against Abstain

3. Shareholder Proposal - Political Contributions (Proxy Statement p. 23)

4. Shareholder Proposal - Charitable Contributions (Proxy Statement p. 24)

Receipt is hereby acknowledged of the PepsiCo Notice of Meeting and Proxy Statement.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Yes No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

DIRECTIONS TO FRITO-LAY HEADQUARTERS 7701 LEGACY DRIVE, PLANO, TEXAS

FROM DFW AIRPORT:

Approximately 15 miles

Exit Airport to the north following directions to S.H. 121 Curve to right onto S.H. 121

Follow S.H. 121 beyond Lewisville and The Colony to Legacy Drive Turn right at signal onto Legacy Drive Take second turn to the right into Frito-Lay near flags

FROM NORTH DALLAS AREA:

Approximately 13 miles

Off 635 (LBJ Freeway), exit Dallas North Tollway going north Follow Tollway approximately 13 miles Turn left at signal onto Legacy Drive Go approximately 1/2 mile and turn left into Frito-Lay near flags

FROM DOWNTOWN:

Approximately 30 miles

Follow Dallas North Tollway to Legacy Drive

Turn left and follow Legacy Drive approximately 1 mile Turn left into Frito-Lay near flags

PEPSICO, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 3, 2006

This Proxy is Solicited on Behalf of PepsiCo’s Board of Directors for Participants in PepsiCo’s 401(k) Plan

The undersigned hereby appoints Steven S Reinemund and Larry D. Thompson, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Convertible Preferred Stock of PepsiCo, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc., in Plano, Texas, on Wednesday, May 3, 2006 at 9:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

If you submit your proxy by telephone or the internet there is no need for you to mail back your proxy.

Comments:

(If comments have been noted above, please mark the corresponding box on the reverse side.)

(Continued and to be signed on reverse side)